Exhibit 19.1

INSIDER TRADING POLICY

(dated September 20, 2026)

1. INTRODUCTION

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while aware of MNPI is often referred to as “insider trading.”

Who Is Subject to this Policy. Cytokinetics, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers and employees (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and any corporations, limited liability companies, partnerships and other organizations and trusts controlled by you or your Family Members (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.

Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”). Similarly, this Policy applies to all securities, including common stock, options to purchase common stock or any other type of securities, that are issued by a Company Counterparty (as defined below), as well as any derivative securities that are relating to the Company Counterparty but that are not issued by such Company Counterparty, such as puts, calls or swaps.

How this Policy Applies to Company Counterparties. The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company (or its securities) with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers, contract research, manufacturing, licensing or other collaboration partners, companies in which the Company has an investment or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement or material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”).

No Exceptions Under the Securities Laws. The prohibition against trading while aware of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Individual Responsibility. The Company has designed this Policy to promote compliance with the federal securities laws and to help protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. However, you ultimately are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy.

Consequences for Violating Insider Trading Laws. If you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, this Policy should be read carefully and complied with fully.

Who Administers this Policy. The Chief Legal and Administrative Officer (“CLAO”) administers this Policy. You should consult the CLAO or a member of the Company’s Legal Department if you have any questions.

2. Material Nonpublic Information: WHAT INFORMATION IS “MATERIAL”? When is Information “Public”?

A. Material Information

Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. The CLAO or other attorneys designated by the CLAO should be consulted and shall determine whether information is material, but, in general, any information that could reasonably be expected to affect the Company’s or a Company Counterparty’s stock price should be considered material. Depending on the circumstances, common examples of information that may be material include:

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Financial and operating results, estimates, forecasts and projections, including earnings, cash runway, revenue or similar financial information;
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Company financial and other projections and strategic plans;

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Unpublished financial reports or projections, including knowledge of changes of research analyst views or ratings;
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Potential mergers and acquisitions, the sale of Company assets or subsidiaries or other potential business combinations;
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New major contracts, orders, suppliers, customers, or finance sources, or the loss or termination thereof;
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Major discoveries or significant changes or developments in product lines, research or technologies, including significant scientific, clinical or regulatory achievements or data, and clinical trial results or data;
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Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns and supply shortages of raw materials or products;
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Significant pricing changes;
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Public or private securities/debt offerings, stock splits, or changes in Company dividend policies or amounts;
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Significant changes in senior management;
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Actual or threatened major litigation or the resolution of such litigation;
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Significant communications with the FDA, EMA or other regulatory authorities; and
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Regulatory inspections and findings regarding the Company or any of its material contract manufacturing, contract research organizations, or other vendors.

This list is not exhaustive. Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of caution. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the CLAO.

B. Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

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it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, webcast or a filing with the SEC); and
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enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until one full trading day has lapsed following the time of public disCLAOsure.

The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

3. POLICIES AND PROCEDURES

A. Trading Policy

1. No Trading on the Basis of MNPI. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty while you are aware of MNPI about that company or its securities that you learned in the course of your employment or service with the Company.

2. No Tipping. You may not convey to anyone else, including family members, MNPI about the Company or a Company Counterparty or its securities that you learned in the course of your employment or service with the Company. You also may not suggest that anyone purchase or sell the Company’s or a Company Counterparty’s securities while you are aware of MNPI about that company or its securities. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s Corporate Disclosure/Regulation FD Policy.

3. No Short-Term or Speculative Trading. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short sales (selling Company securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (c) other hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements).

4. No Pledging. As securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you may not: (a) purchase Company securities on margin; (b) borrow against any account in which Company securities are held; or (c) pledge Company securities as collateral for a loan.

5. Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:

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purchases and/or sales of securities in public markets;

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sales of securities obtained through the exercise of stock options or vesting of other equity awards granted by the Company;
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making gifts of securities; and
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using securities to secure a loan.

Transactions in mutual funds that are invested in Company or Company Counterparty securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company or Company Counterparty securities do not represent a substantial portion of the assets of the fund.

In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

B. Additional Policies

1. Transactions by the Company

From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to these transactions, which are overseen by the Finance and Legal departments (and approved by the Board of Directors or appropriate committee, if required or appropriate), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

2. Unauthorized Disclosure of Confidential Information

The protection of confidential business information and trade secrets is vital to the interests and success of the Company. Company Personnel may not reveal or divulge Company information (including but not limited to Family Members, other relatives or business or social acquaintances), unless it is necessary to do so in the performance of a job or activity and such information is protected by a confidentiality agreement or such disclosure is approved by a person authorized to allow for the release of such information. You should treat all information you learn about the Company or its business plans, such as information regarding the Company’s drug candidates, suppliers, customers, patients or employees, as confidential and proprietary to the Company until it is publicly disclosed (“Confidential Information”).

In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm that compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. United States criminal authorities and the SEC have prosecuted numerous public company employees who received compensation from expert networks to speak with investors and disclose confidential company information that investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Corporate Disclosure/Regulation FD Policy. If you receive inquiries of this nature, refer them to the Chief Legal & Administration Officer.

3. Prediction Market Transactions

You may not use Confidential Information in connection with any prediction market transactions, whether in the form of an event contract, betting platform, wager, or similar mechanism. Regardless of whether you have Confidential Information, you may not engage in any such transaction with respect to events or outcomes that you can influence through your work at the Company. These prohibitions apply as well to “tipping” Confidential Information to others who engage in prediction market transactions or using your position at the Company to influence the outcome of an event with the intention of benefitting others whom you know have or will engage in such transactions. These prohibitions also apply regardless of whether the transaction occurs through a platform that is public, private, regulated, or unregulated. Even though such transactions may not involve the Company’s stock or other securities, such transactions or conduct can create a conflict of interest and constitute misuse of Company information that is prohibited under the Company’s Code of Ethics and Business Conduct.

C. Additional Trading Procedures

1. Overview

Subject to certain exceptions set forth below, you may not transact in Company securities while you are subject to a trading blackout period. Even if you are not subject to a trading blackout period, certain individuals are required to pre-clear their transactions in advance with the CLAO.

2. Definitions

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“Quarterly Blackout Group” includes Board Members, Section 16 Officers, Executives and Specially Designated Non-Executives.
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“Pre-Clearance Group” includes Board Members, Section 16 Officers, other Executives and Specially Designated Non-Executives.
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“Board Members” means members of the Company’s Board of Directors from time to time.
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“Section 16 Officers” means Company officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”) from time to time.
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“Executives” means the Chief Executive Officer and all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Company from time to time.

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“CSC Members” means the members of the Company’s Corporate Steering Committee (the “CSC”) from time to time as appointed by the Chief Executive Officer.
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“SLT Members” means the members of the Company’s Senior Leadership Team (the “SLT”) from time to time comprised of all employees with seniority of Vice President and above.
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“Specially Designated Non-Executives” means those individuals designated by the Company from time to time who, because of their position with the Company, have regular access to MNPI. See Appendix A to this Policy for a list of Specially Designated Non-Executives by job title.

3. Trading Blackout Periods

Quarterly Blackout Periods. The Company has established “quarterly blackout periods” to apply to members of the Quarterly Blackout Group that begin at the close of market on the last business day of the second calendar month of each fiscal quarter and end 24 hours following the filing with the SEC of the Company’s quarterly report on Form 10-Q for the relevant quarter or, following the end of the first quarter only, the filing with the SEC of the Company’s annual report on Form 10-K. This is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws due to the fact that, during such periods, members of the Quarterly Blackout Group will often be aware of MNPI about the expected financial results for the quarter. You will be notified by e-mail if you are a member of the Blackout Group and therefore subject to the quarterly blackout periods.

Special Blackout Periods. From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth below). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the CLAO and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e‑mail.

General Information About Blackout Periods. It is not the Company’s policy to impose a blackout period every time that MNPI exists or every time that an Insider may be aware of MNPI. Thus, the absence of a blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a blackout period is not in place. Even if a blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including cashless exercises). Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a blackout period is implemented so as to avoid any transactions during such period.

4. Pre-clearance

The Company requires all members of the Pre-Clearance Group to contact a member of the C-ROC Securities Subcommittee (the “Trading Officers”) in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan (as discussed below). All requests must be submitted to the Trading Officers in advance of the proposed transaction (or, with respect to transactions by the CFO or his or her designee, the Chief Executive Officer or CLAO).

If a transaction is approved under the pre-clearance policy, the transaction may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the Trading Officers will grant any or all pre-clearance requests and there shall be no obligation to inform you of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth below.

5. Required Broker

The Company has designated E*Trade as the required broker (the “Designated Broker”) for the holding and subsequent sales of all Company securities acquired through a Company-sponsored benefit plan (e.g. ESPP or EIP) from such Insider’s individual account at the Designated Broker. The Company may change the Designated Broker at any time. No Insider may transfer Company securities acquired by such Insider pursuant to a Company-sponsored benefit plan to any other broker or securities account. This transfer prohibition shall continue to apply after termination of your employment or service to the Company for so long as you beneficially own such securities.

6. Transactions After Termination of Employment or Service

This Policy, other than the pre-clearance provisions, will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.

D. Exceptions to the Restrictions in this Policy

The restrictions contained in this Policy shall not apply to:

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Certain stock option exercises: the exercise of Company stock options pursuant to the Company’s equity incentive plans and agreements if (a) no shares are to be sold to third parties (e.g., the payment of the exercise price and taxes is in cash) or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent), but the restrictions in this Policy shall apply to any sale of stock as part of a broker-assisted cashless option exercise or the subsequent sale of securities acquired upon exercise of an option;
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Net settlement for other equity awards (restricted stock units, restricted stock, performance stock units, performance shares): the withholding of shares to satisfy a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements;
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Certain “sell to cover” transactions for other equity awards (restricted stock units, restricted stock, performance stock units, performance shares): a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements (other than stock options or stock appreciation rights);
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Vesting of equity awards: the vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms;
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ESPP purchases: purchases of shares through the Company’s Employee Stock Purchase Plan (“ESPP”) in accordance with your pre-established participation elections, but the restrictions in this Policy shall apply to the subsequent sale of securities acquired under the ESPP;
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Change in form of ownership: transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control, subject to the requirement above to use the Designated Broker with respect to securities acquired pursuant to a Company-sponsored benefit plan);
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Participation in securities offering: sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws;
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Transactions with the Company: any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws; or
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Rule 10b5-1 Plan transactions: trades pursuant to a pre-approved Rule 10b5-1 Plan (as discussed below).

To the extent applicable and such elections are permitted, your elections regarding (1) participation in “net exercise” or “sell to cover” transactions or (2) participation in or an increase in contributions to the ESPP, in each case, including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not aware of MNPI.

E. Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan is a written trading plan between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, such Rule 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. A Rule 10b5-1 Trading Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Under this Policy, the adoption or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix B, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.

Mandatory Rule 10b5-1 Trading Plans for Board Members and CSC Members. Board Members and CSC Members may only transact in Company securities beneficially owned by them pursuant to a Rule 10b5-1 Trading Plan adopted in accordance with this Policy and Appendix B. This mandatory 10b5-1 requirement shall not apply to gift transactions, including charitable donations.

Hardship Exception. On an exceptional basis, a Board Member or CSC Member may request approval to transact in Company securities outside of a Rule 10b5-1 Trading Plan. Any such request must be submitted in writing to the Chief Financial Officer (the “CFO”) or the Chief Legal & Administrative Officer in advance of the proposed transaction and may be granted only upon a showing of unusual personal circumstances giving rise to a need to transact, such as extraordinary medical expenses, an unanticipated tax obligation or another bona fide personal emergency need. Approval is in the sole discretion of the approving officer, and there should be no presumption that any such request will be granted or that the reasons for any approval or denial will be provided. Any transaction approved under this hardship exception remains subject to all other provisions of this Policy, including the prohibition on transacting while aware of MNPI, the blackout period restrictions and the pre-clearance requirements.

Form 4 Filing Considerations. Board Members and CSC Members who are subject to the reporting requirements of Section 16 of the Exchange Act are requested to structure their Rule 10b5-1 Trading Plans, to the extent practical, so that trades executed under the plan do not result in an excessive or unusual number of required Form 4 filings.

Rule 10b5-1 Trading Plans for SLT Members. SLT Members who are not CSC Members are strongly encouraged, but not required, to transact in Company securities pursuant to a Rule 10b5-1 Trading Plan. An SLT Member who is not a CSC Member may transact in Company securities outside of a Rule 10b5-1 Trading Plan, provided that the transaction is pre-cleared in accordance with the pre-clearance procedures set forth in this Policy, is effected at a time when no blackout period applicable to such SLT Member is in effect and is effected at a time when such SLT Member is not aware of MNPI.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Trading Plan (or a transaction that is intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of SEC rules).

4. ADMINISTRATIVE PROVISIONS

A. Acknowledgment

This Policy will be delivered to each Insider upon its adoption by the Company, and to all new Insiders at the start of their employment or service to the Company. Upon first receiving a copy of this Policy or any revised versions, each Insider must acknowledge in writing or electronically that he or she has received a copy and read and understands this Policy and agrees to comply with its terms. Insiders may be required to certify compliance with this Policy periodically as requested by management.

B. Non-compliance

Any Insider who fails to comply with this Policy or any federal or state laws governing insider trading or tipping will be subject to appropriate disciplinary action, up to and including termination of employment. Any Insider who knows of any such violation, whether by himself or herself or any other Insider, must report the violation immediately to the CLAO.

C. Amendments

This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

D. Questions

Questions about this Policy should be directed to the CLAO.

APPENDIX A

List of Specially Designated Non-Executives

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All Finance Department personnel, excluding Payroll and Accounts Payable Personnel
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All persons with access to Company’s sales information prior to public disclosure
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Executive Administrative Assistants

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APPENDIX B

Guidelines for Rule 10b5-1 Trading Plans

As discussed in the Policy, Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5‑1, including the guidelines set forth below. These guidelines generally do not apply to any transactions that are intended to constitute “non-Rule 10b5-1 trading arrangements” within the meaning of SEC rules. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Trading Officers will interpret and administer these guidelines for compliance with Rule 10b5-1 and the Policy. No personal legal or financial advice is being provided by the Trading Officers or other members of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Trading Plan.

Note that for any Board Members and Section 16 Officers (collectively, “Section 16 Persons”), the Company is required to disclose the material terms of his or her (and any Family Members’ and Controlled Entities’) Rule 10b5-1 Trading Plan, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).

1. Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be submitted for pre-approval in advance to the Trading Officers at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.

2. Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5‑1 Trading Plan must be adopted at a time:

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when you are not aware of any MNPI; and
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when you are not subject to a blackout period.

3. Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed and either:

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specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
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provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
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delegate decision-making authority with regard to these transactions to a broker or other agent without any MNPI about the Company or its securities.

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For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

4. No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

5. Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5‑1 under the Exchange Act. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

6. Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any MNPI about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.

7. Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:

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For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10‑Q or Form 10‑K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
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For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.

8. No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult with the Trading Officers for any questions regarding overlapping Rule 10b5-1 Trading Plans.

9. Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

10. Terminations and Amendments. Typically, you may terminate your Rule 10b5-1 Trading Plan prior to its expiry only if (i) such termination occurs when you are not subject to a blackout period, and (ii) you are not in possession of MNPI at the time of termination. You are required to obtain approval from the Trading Officers prior to the termination of a Rule 10b5-1 Trading Plan. Rule 10b5-1 Trading Plans may not be amended.

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